Exhibit 99.1
Hawaiian Holdings, Inc.
Investor Update
Issue Date: December 19, 2016

Hawaiian Holdings, Inc. (the “Company”), parent of Hawaiian Airlines, Inc. (“Hawaiian”) issued the following Investor Update.

Fourth Quarter 2016 and Full Year 2017 Outlook:

The Company has revised its expectations provided in its Investor Update and Investor Day presentation on December 5, 2016.

Specifically, the Company narrowed its range of expected operating revenue per ASM growth to the higher end of the prior range due to better than expected domestic passenger revenue performance. The Company also narrowed and increased its range of expected cost per ASM excluding fuel and special items due to $6 million in additional profit sharing for its 2016 plan.

With the Company’s outstanding financial and operating results in 2016 it continued to invest in its people. The Company announced a $5 million profit sharing bonus payment to the contract groups that ratified collective bargaining agreements earlier this year for their previous service to be paid in December 2016. In addition, the Company expects to record $20 million for a proposed collective bargaining agreement that would be paid upon ratification. Together, these two items totaling $25 million are classified as special items.

The Company was notified by the manufacturer of an anticipated three month delay of its initial three A321neo deliveries and now expects to accept delivery in the fourth quarter of 2017.

The table below summarizes the Company’s expectations for the fourth quarter ending December 31, 2016, expressed as an expected percentage change compared to the results for the quarter ended December 31, 2015.

Item	Previous Guidance	Revised Guidance	GAAP Equivalent	Previous Guidance	Revised Guidance
Cost per ASM Excluding Fuel and Special Items (a)	Up 2.5% to up 5.5%	Up 5% to up 7%	Cost per ASM (a)	Up 11.3% to up 16.0%	Up 24.5% to up 26.5%
Operating Revenue Per ASM	Up 3% to up 6%	Up 4% to up 6%
ASMs	Up 3% to up 5%	Up 4% to up 5%
Gallons of jet fuel consumed	Up 4.5% to up 6.5%	Up 5.5% to up 6.5%
Economic fuel cost per gallon (b)(c)	$1.45 to $1.55	$1.48 to $1.53	Fuel cost per gallon (b)	$1.49 to $1.59	$1.53 to $1.58

The table below summarizes the Company’s expectations for the full year ending December 31, 2017, expressed as an expected percentage change compared to the results for the full year ended December 31, 2016.

Item	Previous Guidance	Revised Guidance	GAAP Equivalent	Previous Guidance	Revised Guidance
Economic fuel cost per gallon (b)(c)	$1.55 to $1.65	$1.70 to $1.80	Fuel cost per gallon (b)	$1.55 to $1.65	$1.73 to $1.83

(a) See reconciliation of operating expenses to operating expenses excluding aircraft fuel and special items.
(b) Fuel estimates are based on the December 13, 2016 fuel forward curve.
(c) See reconciliation of actual fuel costs to economic fuel costs.

The Company believes that providing Cost per ASM Excluding Fuel and Special Items provides useful information about the underlying ongoing cost structure of the Company and is consistent with the metrics used by management to measure and monitor the Company’s costs. The impairment charge, bonuses and a proposed collective bargaining agreement payment will not represent ongoing expenses to the Company and management believes its results are more usefully compared if the impacts of these special items are excluded from results. Special items include:

1.	A $45 to $50 million non-cash impairment charge for the early retirement of the Company’s owned fleet of Boeing 767 aircraft, engines and related assets.

2.	A $5 million profit sharing bonus payment for its contract groups that reached collective bargaining agreements in 2016 for their previous service.

3.	A proposed $20 million payment for a collective bargaining agreement paid upon ratification.

The Company believes that economic fuel expense is the best measure of the effect of fuel prices on the business as it most closely approximates the net cash outflow associated with the purchase of fuel for operations in a period and is consistent with how management manages the business and assesses operating performance. The Company defines economic fuel expense as raw fuel expense plus (gains)/losses realized through actual cash payments to/(receipts from) hedge counterparties for fuel hedge derivatives settled in the period inclusive of costs related to hedging premiums.

Non-GAAP Financial Reconciliation

	Estimated three months ending December 31, 2016
	(in thousands, except CASM amounts)
GAAP operating expenses	$570,875		-	$595,649
Less: aircraft fuel, including taxes and delivery	93,574		-	97,521
Less: special items
Impairment charge	45,000		-	50,000
Bonuses and a proposed collective bargaining agreement payment	24,775		-	24,775
Adjusted operating expenses - excluding aircraft fuel and special items	$407,526		-	$423,353
Available Seat Miles	4,523,546		-	4,611,382

CASM - GAAP	12.62	¢	-	12.93	¢
Less: aircraft fuel	2.07		-	2.12
Less: special items
Impairment charge	0.99		-	1.08
Bonuses and a proposed collective bargaining agreement payment	0.55		-	0.55
CASM - excluding aircraft fuel and special items	9.01	¢	-	9.18	¢

	Estimated three months ending December 31, 2016
	(in thousands, except per-gallon amounts)
Aircraft fuel expense, including taxes and delivery	$93,574	-	$97,521
Realized (gains)/losses on settlement of fuel derivative contracts	(3,000)	-	(3,000)
Economic fuel expense	$90,574	-	$94,521
Fuel gallons consumed	61,198	-	61,779
Economic fuel costs per gallon	$1.48	-	$1.53

	Estimated year ending December 31, 2017
	(in thousands, except per-gallon amounts)
Aircraft fuel expense, including taxes and delivery	$433,932	-	$472,212
Realized (gains)/losses on settlement of fuel derivative contracts	(7,000)	-	(7,000)
Economic fuel expense	$426,932	-	$465,212
Fuel gallons consumed	251,137	-	258,451
Economic fuel costs per gallon	$1.70	-	$1.80

Safe Harbor Statement

This investor update contains forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance including but not limited to statements regarding the Company’s operating revenue per available seat mile, GAAP operating expense, adjusted operating expenses - excluding special items, cost per available seat mile excluding fuel, gallons of jet fuel consumed, aircraft fuel expense, including taxes and delivery, economic fuel cost per gallon, realized (gains)/losses on settlement of fuel derivative contracts, available seat miles, and related metrics, each for the quarter ending December 31, 2016, as well as expected delivery dates of its initial three A321neo aircraft, planned changes in the Company’s fleet and the amount of the related impairment charge, and the bonus payments and accruals. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment, including new ones that may arise before quarter end, that may cause the Company’s actual results for the quarter ending December 31, 2016 to be materially different from any expected results, expressed or implied, in these forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized. Additional information on risk factors that could potentially affect the Company’s operations and financial results may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and subsequent filings with the Securities Exchange Commission.